Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Old Second Bancorp, Inc. of our report dated February 10, 2006, with respect to the 2005 consolidated financial statements of Old Second Bancorp, Inc., included in the 2007 Annual Report to Shareholders of Old Second Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statements of Old Second Bancorp, Inc. on Forms S-8 (File No. 333-38914, File No. 333-137261 and File No. 333-137262), of our report dated February 10, 2006, with respect to the 2005 consolidated financial statements of Old Second Bancorp, Inc. incorporated by reference in this Annual Report (Form 10-K) of Old Second Bancorp, Inc. for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Chicago, Illinois

March 14, 2008

42